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                                                          OMB APPROVAL
                                                   OMB Number: 3235-0145
                      UNITED STATES                Expires:  October 31, 1997
           SECURITIES AND EXCHANGE COMMISSION      Estimated average burden
                 WASHINGTON, D.C. 20549            hours per response:  14.90




                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. _________)*

                         Malan Realty Investors, Inc.
   --------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.01 par value
   --------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 561063 10 8
                           -----------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.    561063 10 8                     13G          PAGE  2  OF  5   PAGES
           -----------------------                            ------ -----

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1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Anthony S. Gramer

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2        CHECK THE APPROPRIATE BOX IS A MEMBER OF A GROUP*
                                                                (a)  [ ]

                                                                (b)  [ ]
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3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States


--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       223,448
        NUMBER OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6        SHARED VOTING POWER
         OWNED BY
           EACH
        REPORTING
          PERSON             ---------------------------------------------------
           WITH              7        SOLE DISPOSITIVE POWER

                                       223,448

                             ---------------------------------------------------
                             8        SHARED DISPOSITIVE POWER


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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           223,448

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.9%

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12       TYPE OF REPORTING PERSON*

           IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO. 561063 10 8                    13G                   Page 3 of 5 pages


ITEM 1.

    (a)  Name of Issuer:

         Malan Realty Investors, Inc.

    (b)  Address of Issuer's Principal Executive Offices:

         30200 Telegraph Road
         Suite 105
         Birmingham, MI  48025-4503


ITEM 2.

    (a)  Name of Person Filing:

         Anthony S. Gramer

    (b)  Business Address:

         30200 Telegraph Road
         Suite 105
         Birmingham, MI  48025-4503

    (c)  Citizenship:

         Mr. Gramer is a citizen of the United States

    (d)  Title of Securities:

         Common Stock, $0.01 par value ("Common Stock")

    (e)  CUSIP Number:

         561063 10 8


ITEM 3.  Not Applicable


ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned:

         223,448 shares of Common Stock
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CUSIP NO. 561063 10 8              13G                         Page 4 of 5 pages


    (b)  Percent of Class:

         5.9%

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

                     223,448

         (ii)  shared power to vote or to direct the vote:

                      none

        (iii)  sole power to dispose or to direct the disposition of:

                     223,448

        (iv)  shared power to dispose or to direct the disposition of:

                      none


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable
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CUSIP NO. 561063 10 8                    13G                   Page 5 of 5 pages


ITEM 10. CERTIFICATION

         Not Applicable


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     2/2/95                               /s/ Anthony S. Gramer
       --------------------------              ----------------------------
                                               Anthony S. Gramer